Exhibit 99.1

Contact:

Richard D. Callicutt II
President and Chief Executive Officer
BNC Bancorp
(336) 869-9200

Ellis L. Gutshall
President and Chief Executive Officer
Valley Financial Corporation
(540) 342-2265

BNC BANCORP Completes Merger with Valley Financial Corporation

Expands Bank of North Carolina’s Presence into Southwest Virginia

HIGH POINT, NC - ROANOKE, VA - July 1, 2015 - BNC Bancorp (NASDAQ: BNCN), the parent company of Bank of North Carolina (“BNC” or the “Bank”), today announced the successful completion of its merger with Valley Financial Corporation (“Valley,” NASDAQ: VYFC), the parent company of Valley Bank (“Valley Bank”), thereby expanding BNC’s presence into Southwest Virginia and the Greater Roanoke MSA.

BNC previously announced its plans to acquire Valley and Valley Bank on November 17, 2014. As of March 31, 2015, Valley had total assets of $854 million, total loans of $628 million and deposits of $683 million. The nine banking offices of Valley Bank will be operated as branches of BNC under the name of Valley Bank until system conversions are completed.

Rick Callicutt, President and CEO of BNC, commented: “We are very pleased to complete this merger with Valley in a timely manner. The opportunity to expand our franchise into the Commonwealth of Virginia with a sizable presence in the Roanoke MSA is exciting for our company and for our shareholders. We look forward to ‘Delivering More’ to each of their customers and growing our presence in Roanoke and Southwest Virginia in the future.”

Ellis Gutshall, President and CEO of Valley, commented: “We are very excited to join forces with BNC. Over the past seven months Rick and his team have welcomed our employees with open arms as we worked hand in hand to plan a successful integration, and it’s been quite clear that ‘Delivering More’ is how they approach all that they do. Our customers will continue to see the same friendly, local employees they have come to know and trust, and our Roanoke community will benefit from the increased resources of the combined franchise.”

Based on the terms of the merger agreement and the 20-day volume weighted average price of BNC common stock as of June 29, 2015 being above $18.50, each share of Valley common stock shall be converted into 1.1081 shares of BNC Bancorp common stock.

Womble Carlyle Sandridge & Rice, LLP provided legal counsel to BNC, while Banks Street Partners, LLC served as financial advisor to BNC. Sandler O’Neill + Partners, LP served as financial advisor to Valley, while Williams Mullen provided legal counsel to Valley.

Forward Looking Statements

The press release contains forward-looking statements relating to the financial condition and business of BNC Bancorp and its subsidiary, Bank of North Carolina. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of BNC Bancorp, and the information available to management at the time that this press release was prepared. Factors that could cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following that may diminish the expected benefits of the merger: (i) general economic or business conditions in Southwest Virginia; (ii) greater than expected costs or difficulties related to the integration of Valley Bank; (iii) unexpected deposit attrition, customer loss or revenue loss following the merger with Valley, and (iv) the failure to retain or hire key personnel. Additional factors affecting BNC Bancorp and Bank of North Carolina are discussed in BNC Bancorp’s filings with the Securities and Exchange Commission (the "SEC"), including its most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. You may review BNC's SEC filings at www.sec.gov. BNC Bancorp does not undertake a duty to update any forward-looking statements made in this press release.

About BNC Bancorp and Bank of North Carolina

BNC Bancorp is the parent company of Bank of North Carolina, an approximately $5.0 billion-asset commercial bank.  Bank of North Carolina provides banking and financial services to individuals and businesses through its 57 banking offices in North and South Carolina, and Virginia.  Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is quoted in the NASDAQ Capital Market under the symbol "BNCN."

About Valley Financial Corporation and Valley Bank

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from nine full-service offices. Additionally, Valley Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc., and its mortgage office in Roanoke. The common stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol “VYFC.”